Exhibit 10.25.2

FIRST AMENDMENT TO THE

HAWKER BEECHCRAFT SAVINGS AND INVESTMENT PLAN

This First Amendment to the Hawker Beechcraft Savings and Investment Plan is made this 30th day of December, 2008.

WHEREAS, Hawker Beechcraft Corporation (the “Company”) maintains the Hawker Beechcraft Savings and Investment Plan (the “Plan”); and

WHEREAS, the Company has reserved the right to amend the Plan.

NOW, THEREFORE in consideration of the foregoing premises, effective on January 1, 2008, unless otherwise provided, the Plan is amended to read as follows:

FIRST: Section 1.09 is amended by adding the following new paragraph:

Effective January 1, 2008, elective deferrals (see Section 4.04) can only be made with respect to amounts that are compensation within the meaning of Code Section 415(c)(3) and Treasury Regulation §1.415(c)-2 (see Article V).

SECOND: Section 5.02.C. is amended as follows:

C.	Reserved.

THIRD: Section 5.02.E.2 is amended to read as follows:

2.

Compensation means the wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer maintaining the Plan to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, reimbursements, and expense allowances under a nonaccountable plan); amounts described in Code Sections 104(a)(3), 105(a), and 105(h), but only to the extent that these amounts are includable in the gross income of the Employee; amounts paid or reimbursed by the Employer for moving expenses incurred by an Employee, but only to the extent that at the time of the payment it is reasonable to believe that these amounts are not deductible by the Employee under Code Section 217; the value of a nonqualified stock option granted to an Employee by the Employer, but only to the extent that the value of the option is includable in the gross income of the Employee for the taxable year in which granted; the amount includible in the gross income of an Employee upon making the election described in Code

Section 83(b); amounts that are includible in the gross income of an Employee under the rules of Code Section 409A or 457(f)(1)(A) or because the amounts are constructively received by the Employee and Compensation for purposes of this Section excludes contributions (other than elective contributions described in Code Sections 402(e)(3), 408(k)(6), 408(p)(2)(A)(i) or 457(b)) made by the Employer to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p)) whether or not qualified, to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed; except as otherwise provided herein, distributions from a plan of deferred compensation whether or not qualified; amounts realized from the exercise of a nonstatutory option or when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option; and premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code Section 125). With respect to a person who is an “employee” within the meaning of Section 401(c)(1) of the Code, Compensation means that Employee’s earned income as described in Section 401(c)(2) of the Code, plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of Code Sections 402(e)(3), 402(h)(1)(B), 402(k) or 457(b).

Compensation includes the following amounts, paid after a Severance from Employment by the later of 2  1/2 months after the severance or the last day of the Limitation Year that includes the date of the Severance from Employment:

(1)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the Severance from Employment if the Employee had continued in employment with the Employer.

(2)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and those amounts would have been included in the definition of Section 415 Compensation if they were paid prior to the Employee’s Severance from Employment.

(3)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer and only to the extent the amounts are includible in the Employee’s gross income and would have been includible in the definition of Compensation if they were paid prior to the Employee’s Severance from Employment.

The term Compensation includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b).

The “Compensation” of an individual taken into account under this Article for a Limitation Year will not exceed $200,000, as adjusted for cost of living increased in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Plan Administrator in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

FOURTH: Section 4.04.B. is amended to read as follows:

B.	Election by Participants. The following provisions will govern Participant salary reduction elections.

1.	For each Plan Year (or the portion of the Plan Year after the Participant’s entry into the Plan), each Participant in this Plan may elect (i) not to enter into a salary reduction election, or (ii) to enter into a salary reduction election with the Employer, which will be applicable to all pay periods within such Plan Year (or the remaining portion thereof). The terms of any such salary reduction election will provide that the Participant agrees to accept a reduction in Compensation from the Employer equal to any whole percentage of Compensation between 1% and 50%.

Each Participant must also designate whether such Participant’s contributions are before-tax or after-tax contributions. Further, in the event such Participant’s before-tax contributions are limited by Code Section 402(g), such Participant may affirmatively designate that all future elective deferrals shall be made and recharacterized as an after-tax contribution.

2.	If a Participant does not affirmatively elect to receive cash or have a specified percentage contributed to the Plan pursuant to Section 4.04.B.1. above such Participant will be deemed to have elected to contribute 4% of such Participant’s Compensation on a before-tax basis to the Plan.

The following provisions will also apply.

(i)	Any such Participant’s salary reduction election may be modified in accordance with Section 4.04.E.

(ii)	The automatic enrollment features of this Plan (i.e. deemed election to contribute at the rate of 4% of such Participant’s Compensation) will apply to each Employee who is hired or who is rehired on or after April 1, 2008.

(iii)	The automatic enrollment date will be 30 days after the date of the Participant’s date of hire or rehire.

(iv)	In the absence of an affirmative investment election by the Participant, the Participant’s Accounts will be invested in accordance with Section 8.02.

Upon a Participant’s Severance from Service or termination of employment (or upon ceasing to be an Eligible Employee), such Participant’s salary reduction election (or deemed election) will cease in accordance with uniform rules established by the Administrative Committee in conformity with rulings and Regulations or other administrative or judicial guidance.

FIFTH: The first paragraph of Section 4.05 is amended to read as follows:

Effective January 1, 2009, with regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe-harbor 401(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing will be required for those Participants. Prior to January 1, 2009, the following provisions will govern compliance with the nondiscrimination tests of Section 401(k) of the Code for the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement but are eligible to make elective deferrals. With regard to the portion of the Plan that benefits Employees who are covered under the provisions of a collective bargaining agreement but are eligible to make elective deferrals, the following provisions will govern compliance with the nondiscrimination tests of Section 401(k) of the Code. Effective January 1, 2009, references to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees, and all other

Eligible Participants will be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.05, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Deferral Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Deferral Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

SIXTH: The first paragraph of Section 4.06 is amended to read as follows:

Effective January 1, 2009, with regard to the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement, this Plan is intended to constitute a safe-harbor 401(k) plan. Accordingly, neither 401(k) nor 401(m) nondiscrimination testing shall be required for those Participants. Prior to January 1, 2009, the following provisions will govern compliance with the nondiscrimination tests of Section 401(k) of the Code for the portion of the Plan that benefits Employees who are not covered by the provisions of a collective bargaining agreement but are eligible to make elective deferrals. With regard to the portion of the Plan that benefits Employees who are covered under the provisions of a collective bargaining agreement but are eligible to make elective deferrals, the following provisions will govern compliance with the nondiscrimination tests of Section 401(m) of the Code. Effective January 1, 2009, references to Eligible Participant, Participant, Highly Compensated Employee, Non-Highly Compensated Employees, and all other Eligible Participants shall be interpreted to include only those individuals who are covered under the provisions of a collective bargaining agreement and who are directly or indirectly eligible to enter a salary reduction election. For purposes of this Section 4.06, certain additional definitions are set forth in Subsection I. For each Plan Year the Administrative Committee will determine whether the Actual Contribution Percentage for Eligible Participants who are Highly Compensated Employees for the Plan Year compared to the Actual Contribution Percentage for all other Eligible Participants for the current year satisfies one of the following described ratio tests.

IN WITNESS WHEREOF, the foregoing amendment is executed as of the day, month, and year first appearing above.

HAWKER BEECHCRAFT CORPORATION

	By	/s/ Rich Jiwanlal

ATTEST:

/s/ Marzella Ervin